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                                                                    Exhibit 99.1

                        COMMUNICATION INTELLIGENCE CORPORATION

       RETAINS GERARD KLAUER MATTISON & CO. AS ITS EXCLUSIVE INVESTMENT BANKER

                       AND CONDUCTS A SEARCH FOR A CEO AND CFO


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REDWOOD SHORES, CA, September 17, 1997 - (Nasdaq:CICI)  Communication
Intelligence Corporation ("CIC" or the "Company") today announced that it has retained the investment banking firm of Gerard Klauer Mattison & Co., ("GKM"), on an exclusive basis, to review financial and strategic alternatives for the Company with the intention of maximizing shareholder value.

The Board of Directors has also determined that it should expand CIC's current management team and Board of Directors, and has retained the executive search firm of Swartz & Associates, Inc. of Scottsdale, Arizona to seek both a new Chief Executive Officer and Chief Financial Officer. James Dao, Chairman and founder of CIC, will focus his full-time efforts on expanding the Company's activities in China and developing strategic alliances for this potentially large market. The Company has determined that the current stage of development of its Chinese subsidiary, CICC, requires a major commitment from Mr. Dao and he will play an important role in helping CICC penetrate the Asian markets through its System Integration business, core technology and proprietary hardware. While Swartz & Associates is conducting its search for a new Chief Executive Officer and Chief Financial Officer, management decisions will be made by the Executive Committee with the guidance of CIC's


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Operating Committee, comprised of a broad-based group of top executives of CIC and several board members.

Philip Sassower, Chairman of the Executive Committee of CIC said, "As part of our business strategy, we are allocating our resources to those targets of opportunity which are likely to produce the most favorable results for CIC and its shareholders. We are pleased to have retained the services of the investment banking firm of Gerard Klauer Mattison & Co. and on behalf of the Board of Directors and shareholders of CIC, we applaud James Dao for his decision to spearhead the development of CIC's important China subsidiary at a time when it is poised for growth."

The Companies ----------------------------------------------------------------



GERARD KLAUER MATTISON & CO., INC. (GKM) Founded in 1989, GKM has managed over $2.2 billion of public offerings and private placements and has advised in approximately $1.5 billion of transactions, including mergers and acquisitions, bankruptcies and buyouts. GKM is headquartered in New York and has offices in Boston and Chicago.


COMMUNICATION INTELLIGENCE CORPORATION develops, markets, and licenses natural input computer technology-products that use pen and image for input. Founded in 1981, CIC is a leading supplier of pen computing software products to hardware manufacturers throughout the world. The Company's products include Handwriter-Registered Trademark- Recognition System and Jot-TM-handwriting recognition solutions. In addition, CIC developed the SigCheck-TM- dynamic signature verification software which facilitates reliable user authentication over computer networks. CIC also markets the Handwriter-Registered Trademark-for Windows-Registered Trademark- peripheral input device product enabling users to have pen computing capabilities on their desktop and laptop personal computers.

More information about CIC and its products can be obtained on the Internet: http://www.cic.com. CIC is headquartered in Redwood Shores, California, and has subsidiaries in Japan and China. CIC's stock is publicly traded on Nasdaq, symbol CICI.

Note: All company and product names used herein are trademarks or registered trademarks of their respective owners.


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